[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE QUASAR INSTITUTIONAL FUND
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10f-3 TRANSACTIONS FOR THE PERIOD NOVEMBER 1, 1997 THROUGH OCTOBER 31, 1998
                                                                               Total                              Shares
                          Date      Shares    % of Fund Price per Purchased by Issued  Purchased                  Held
Security*                 Purchased Purchased Assets    Share     Fund Group   (000)   By Group(1) Broker(s)      10/31/98
Fifth Third Banc Corp. 	  05/06/98  3,500     0.00%     $50.81    353,100      3,600   9.81%       Smith Barney	  7,300
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* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to public.

** Indicates the purchase of an Eligible Rule 144A Security.

(1) Purchases by all Alliance Funds, including the Fund, may not exceed:
	(a) if purchased in an offering other than an Eligible Rule 144A Offering, 25%
 of the principal amount of the offering of such classes; or (b)if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.